Exhibit 99.1

Arcline Completes Acquisition of Kaman

BLOOMFIELD, Conn. – April 19, 2024 – Kaman Corporation (“Kaman" or the “Company”) today announced the completion of its acquisition by Arcline Investment Management, L.P. ("Arcline”) in an all-cash transaction with a total enterprise value of approximately $1.8 billion.

The transaction was previously announced on January 19, 2024, and was approved by Kaman shareholders on April 17, 2024. With the completion of the transaction, Kaman shareholders will receive $46.00 per share in cash. Kaman’s common stock has ceased trading and will be delisted from the New York Stock Exchange.

“We are thrilled to announce the completion of this value-maximizing transaction with Arcline and are proud to have delivered an outcome that is in the best interest of our shareholders, employees and customers,” said Ian K. Walsh, Kaman Chairman, President and Chief Executive Officer. “As we enter our next phase as a private company, we are confident that we will benefit from additional resources and expertise that will enable us to build upon our strong foundation and take full advantage of the hard work we have done these past several years to reposition our company.  This new partnership will accelerate our transformational strategy and drive significant growth, innovation and value to our customers.”

Arcline said, “Kaman is an innovation-driven industry leader with a storied history and a strong portfolio of businesses supporting mission-critical end markets. We look forward to partnering with the Kaman team and supporting the Company’s continued success and growth as a trusted solutions provider of engineered components and subsystems to critically important programs.”

Advisors

J.P. Morgan Securities LLC is serving as exclusive financial advisor to Kaman, and Skadden, Arps, Slate, Meagher & Flom LLP and Wiggin and Dana LLP are acting as legal counsel to Kaman.

Morgan Stanley & Co. LLC is serving as exclusive financial advisor to Arcline and Latham & Watkins LLP and Paul Hastings LLP are acting as legal counsel to Arcline.

About Kaman

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut, conducts business in the aerospace & defense, industrial and medical markets. Kaman produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; proprietary spring energized seals, springs and contacts; wheels, brakes and related hydraulic components for helicopters, fixed-wing and UAV aircraft; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; support of our heavy lift K-MAX® manned helicopter; and development of the KARGO UAV unmanned aerial system, a purpose built autonomous medium lift logistics vehicle. More information is available at www.kaman.com.

About Arcline

Arcline Investment Management is a growth-oriented private equity firm with $8.9 billion in cumulative capital commitments. Arcline seeks to invest in technology driven, meaningful-to-the-world industrial businesses that enable a better future. For more information visit www.arcline.com.

Kaman Contact
Mahmoud Siddig / Andrew Siegel / Rachel Goldman / Carleigh Roesler
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

Arcline Contact
Jon Keehner / Tim Ragones / Erik Carlson
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449
Arcline-jf@joelefrank.com